UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

NATURE’S MIRACLE HOLDING INC.
(Name of Registrant As Specified In Charter)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

NATURE’S MIRACLE HOLDING INC.

3281 E. Guasti Rd. Suite 175

Ontario, CA 91761

INFORMATION STATEMENT

(Preliminary)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of Nature’s Miracle Holding Inc.:

This Information Statement is first being mailed on or about ________, 2024 to the holders of record of the outstanding common stock, $0.0001 par value per share (“Common Stock”), of Nature’s Miracle Holding Inc., a Delaware corporation (the “Company”), as of the close of business on November 7, 2024 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to actions taken by written consents in lieu of a meeting (the “Written Consents”) of the shareholders of the Company owning a majority of the voting power of the outstanding shares of stock (the “Majority Stockholders”) as of the Record Date. Except as otherwise indicated by the context, references in this Information Statement to “we,” “us” or “our” are references to Nature’s Miracle Holding Inc..

The Written Consents approved the Company’s public offering which closed on November 12, 2024 (further described below), including the (i) issuance of the shares of our Common Stock in the offering and (ii) potential issuance of the shares of Common Stock underlying the warrants issued in the offering, in order to maintain compliance with the listing rules of The Nasdaq Stock Market LLC, specifically Nasdaq Listing Rule 5635(d) (the “Approval of November 2024 Underwritten Offering”).

The Written Consents constitutes the consent of a majority of the voting power of the outstanding shares of common stock and is sufficient under the Delaware General Corporation Law and our amended and restated bylaws (“Bylaws”) to approve the actions described herein. Accordingly, the Approval of November 2024 Underwritten Offering is not presently being submitted to our other shareholders for a vote. Pursuant to Rule 14c-2 under the Exchange Act, the action described herein will not be implemented until a date at least twenty (20) days after the date on which this Information Statement has been first mailed to the shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Section 14C of the Exchange Act to the holders of common stock (“Shareholders”) to notify the Shareholders of the Approval of November 2024 Underwritten Offering. Shareholders of record at the close of business on November 7, 2024 are entitled to notice of the Written Consents. Because this action has been approved by the holders of the required majority of the voting power of our outstanding shares of common stock, no proxies were or are being solicited. We will mail the Notice of Shareholder Action by Written Consents to the Shareholders on or about ________, 2024.

PLEASE NOTE THAT THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING SHAREHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C, AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ Tie (James) Li
Tie (James) Li Chairman of the Board of Directors
November 15, 2024

INTRODUCTION

This Information Statement is being first mailed on or about __________, 2024 to the Shareholders by the Board of Directors of the Company to provide material information regarding the Approval of November 2024 Underwritten Offering that have been approved by the Written Consents of the Majority Stockholders.

Only one copy of this Information Statement is being delivered to two or more shareholders who share an address unless we have received contrary instruction from one or more of such shareholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE MATTERS DESCRIBED HEREIN.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the shares of stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS

AND THE MAJORITY STOCKHOLDERS

Under the Delaware General Corporation Law and the Company’s Bylaws, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted to consent to such action in writing. The Approval of November 2024 Underwritten Offering requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of common stock. Each holder of our common stock is entitled to one vote per share of common stock held of record on any matter which may properly come before the shareholders.

On the Record Date, the Company had 31,636,764 shares of common stock issued and outstanding, with the holders thereof being entitled to cast one vote per share. On November 7, 2024, the Majority Stockholders adopted resolutions approving the Approval of November 2024 Underwritten Offering.

CONSENTING SHAREHOLDERS

On November 7, 2024, the Majority Stockholders, being the record holders of an aggregate of 18,968,859 shares of Common Stock adopted resolutions, among other things, approving the adoption of the Approval of November 2024 Underwritten Offering. The voting power held by the Majority Shareholders represented approximately 56.9% of the total voting power of all issued and outstanding stock of the Company as of the Record Date.

We are not seeking written consent from any other shareholder of the Company, and the other shareholders will not be given an opportunity to vote with respect to the Approval of November 2024 Underwritten Offering. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising shareholders of the action taken by Written Consents and giving shareholders notice of such actions taken as required by the Exchange Act.

As the actions relating to the Approval of November 2024 Underwritten Offering was taken by Written Consent, there will be no security holders’ meeting for the Approval of 2024 Underwritten Offering.

APPROVAL OF THE NOVEMBER 2024 OFFERING, INCLUDING THE (I) ISSUANCE OF THE SHARES OF OUR COMMON STOCK IN THE OFFERING AND (II) POTENTIAL ISSUANCE OF THE SHARES OF COMMON STOCK UNDERLYING THE WARRANTS ISSUED IN THE OFFERING, IN ORDER TO MAINTAIN COMPLIANCE WITH THE LISTING RULES OF THE NASDAQ STOCK MARKET LLC, SPECIFICALLY NASDAQ LISTING RULE 5635(D)

November 2024 Underwritten Offering

On November 7, 2024, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with D. Boral Capital LLC as the underwriter (the “Underwriter”), relating to a firm commitment underwritten public offering (the “Offering”) of (i) 25,133,631 units (the “Units”) at a public offering price of $0.1118 per Unit, with each Unit consisting of one share of Common Stock, one Series A warrant (“Series A Warrant”) to purchase one share of Common Stock at an exercise price of $0.1118 per share and one Series B warrant (“Series B Warrant” and, together with Series A Warrant, the “Warrants”) to purchase such number of shares of Common Stock as determined on the Reset Date as defined thereunder, at an exercise price of $0.0001 per shares, and (ii) 1,700,000 pre-funded units (the “Pre-Funded Units”) at a public offering price of $0.1117 per Pre-Funded Unit, with each Pre-Funded Unit consisting of one pre-funded warrant (the “Pre-Funded Warrants”) exercisable for one share of Common Stock at an exercise price of $0.0001 per share, one Series A Warrant and one Series B Warrant. The Pre-Funded Warrants were exercisable immediately exercisable and could be exercised at any time until all of the Pre-Funded Warrants were exercised in full.

The Series A Warrants will be exercisable commencing upon our receipt of the Warrant Stockholder Approval (described below) and will expire 5 years after the date of the Warrant Stockholder Approval and the Series B Warrants will be exercisable commencing upon our receipt of the Warrant Stockholder Approval until 2 years from the date of Warrant Stockholder Approval.

The exercise price and number of shares of Common Stock issuable under the Series A Warrants are subject to adjustment and the number of shares of Common Stock issuable under the Series B Warrants will be determined following the 10th trading day after the date of Warrant Stockholder Approval (the “Reset Date”), and to be determined pursuant to 80% of the lowest daily average trading price of the Common Stock during the Reset Period (as defined in the Series B Warrant), subject to a minimum price of $0.02236 per share (20% of the public offering price per Unit), such that the maximum number of shares of Common Stock underlying the Series A Warrants would be an aggregate of approximately 134,168,157 (determined by dividing the offering amount of $3,000,000 by the minimum exercise price of $0.02236) and the maximum number of shares of Common Stock underlying the Series B Warrants would be an aggregate of approximately 107,334,526 (determined by subtracting the 25,133,631 Units and 1,700,000 Pre-Funded Units offered from 134,168,157).

The Warrants will be exercisable only upon receipt of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market to permit the exercise of the Warrants (the “Warrant Stockholder Approval”) and thus will be exercisable commencing 20 days following the mailing of this information statement.

The Offering closed on November 12, 2024. The net proceeds to the Company from the Offering were approximately $2.5 million, after deducting underwriting discounts and commissions and the payment of other estimated offering expenses associated with the Offering that are payable by the Company. The Company also paid the Underwriter an underwriting discount equal to 7.0% of the gross proceeds of the Offering and a non-accountable expense fee equal to 0.5% of the gross proceeds of the Offering. The Pre-Funded Warrants were exercised upon closing of the offering.

Action Authorized and Approved

The action that was taken on November 7, 2024 by the Majority Stockholders was the approval of the Offering and the potential issuance of the shares of Common Stock underlying the Warrants issued in the Offering. The Majority Stockholders collectively held 18,968,859 shares of Common Stock as of November 7, 2024, representing approximately 56.9% of the total issued and outstanding shares of common stock of the Company as of November 7, 2024.

Purpose of Approval

Since the exercise price of the Series B Warrant is, and the exercise price of the Series A Warrant may be adjusted to a price that is less than 50% of the “Minimum Price,” the Offering is categorized as a private placement instead of a public offering. As a result, since the total number of shares in the Offering, including the potential issuance of the shares underlying the Warrants, is deemed a “20% Issuance,” the Company needed to obtain shareholder approval in connection with the Offering in order to comply with Nasdaq Listing Rule 5635(d). “Minimum Price” means the lower of the closing price immediately preceding the signing of the Underwriting Agreement or the average closing price for the five trading days immediately preceding such date, plus the value of the Warrants issued in the Offering. A “20% Issuance” is a transaction, other than a public offering, involving the sale, issuance or potential issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock) which, alone or together with sales by officers, directors or substantial stockholders of the Company, equals 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance.

In order to comply with Nasdaq Listing Rule 5635(d), anticipate any shareholder approval required by Nasdaq as granted pursuant to Nasdaq Listing Rule 5101, and permit the holders to exercise the Warrants, the stockholders of the Company need to approve the Offering, including the (i) issuance of the shares of our Common Stock issued in the Offering and (ii) potential issuance of the shares of our Common Stock underlying the Warrants.

Description of the Warrants

The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the forms of Warrant which were filed as exhibits to the Company’s Form 8-K filed with the SEC on November 12, 2024.

Exercisability. The Series A Warrants will be exercisable commencing upon the Warrant Stockholder Approval until five years after the date of Warrant Stockholder Approval, and the Series B Warrants will be exercisable commencing upon the Warrant Stockholder Approval until two years after the date of Warrant Stockholder Approval. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of common stock subscribed for upon such exercise (except in the case of a cashless exercise as discussed below). If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrants, as applicable.

No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The Series A Warrants will be exercisable upon Warrant Stockholder Approval, have an exercise price of $0.1118 per share of common stock (equal to 100% of the public offering price per Unit, subject to certain anti-dilution and share combination event protections, as further set forth below) and have a term of 5 years from the date of Warrant Stockholder Approval.

The Series B Warrants will be exercisable commencing upon Warrant Stockholder Approval, will have an exercise price of $0.0001 per share of common stock and will have a term of 2 years from the date of Warrant Stockholder Approval.

The exercise price and number of shares of common stock issuable under the Series A Warrants are subject to adjustment and the number of shares of common stock issuable under the Series B Warrants will be determined following the 10th trading day after the date of Warrant Stockholder Approval (the “Reset Date”), and to be determined pursuant to 80% of the lowest daily average trading price of the common stock during the Reset Period (as defined in the Series B Warrants), subject to a minimum price of $0.02236 per share (20% of the public offering price per Unit), such that the maximum number of shares of common stock underlying the Series A Warrants and Series B Warrants would be an aggregate of approximately 134,168,157 shares (determined by dividing the offering amount of $3,000,000 by the minimum exercise price of $0.02236) and 107,334,526 shares (determined by subtracting the 25,133,631 Units and 1,700,000 Pre-Funded Units offered from 134,168,157), respectively.

If a holder of the Series B Warrants requests to exercise on any given date prior to the Reset Date, solely with respect to such portion of the Series B Warrants being exercised on such applicable date, (a) such applicable Reset Date will be deemed to mean the exercise date, (b) such applicable Reset Period will be deemed to have ended on the trading day immediately prior to the exercise date, and (c) the applicable Reset Price and Reset Share Amount (as defined in the Series B Warrants) for such exercised Series B Warrants will be calculated accordingly, subject to the minimum price discussed above.

Adjustment for Subsequent Issuances. Subject to certain exceptions, if the Company sells any common stock (or securities convertible into or exercisable into common stock) at a price per share (or conversion or exercise price, as applicable) less than the exercise price of the Series A Warrants then in effect, then the exercise price of the Series A Warrants will be reduced to such lower price (subject to a minimum exercise price of $0.02236 (20% of the public offering price per Unit)).

Share Combination Event Adjustment. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our common stock and the lowest daily volume weighted average price during the period commencing on the trading day immediately following the applicable date of share combination event and ending on the fifth trading day immediately following such date is less than the exercise price of the Series A Warrants then in effect, then the exercise price of the Series A Warrants will be reduced to the lowest daily volume weighted average price during such period (subject to a minimum exercise price of $0.02236 (20% of the public offering price per Unit)) and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged.

Warrant Stockholder Approval. Under Nasdaq listing rules, the Warrants may not be exercised unless and until we obtain the approval of our stockholders and thus will be exercisable commencing 20 days from the mailing of this information statement.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Warrants on any stock exchange.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a Warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until the holder exercises the Warrant.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Warrants, and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally in the case of the Series A Warrants, as more fully described in the Series A Warrants, in the event of certain fundamental transactions, the holders of the Series A Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the remaining unexercised portion of the Series A Warrants on the date of consummation of such fundamental transaction.

Governing Law. The Warrants are governed by New York law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of the common stock by (i) our directors and named executive officers; (ii) all the named executives and directors as a group and (iii) any other person or group that to our knowledge beneficially owns more than five percent of our outstanding shares of common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of November 7, 2024, are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below will have sole voting and investment power with respect to all shares of common stock that they will beneficially own, subject to applicable community property laws. The percentage of beneficial ownership is based on 31,636,764 shares of common stock outstanding on November 7, 2024.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	%
Directors and Named Executive Officers of the Company
Tie (James) Li (Chairman, Chief Executive Officer and Director)	6,392,748	20.2%
Zhiyi (Jonathan) Zhang (President and Director)	5,591,393	17.7%
Varto Doudakian (Vice President)	2,164,885	6.8%
David Sherman (Director)	20,000	* %
Jon Montgomery (Director)	5,000	* %
George Yutuc (Chief Financial Officer)	100,000	* %
Charles Jourdan Hausman (Director)	10,000	* %
All Directors and Executive Officers of the Company as a Group (7 Individuals)	14,284,026	45.2%

5%+ Holders
Wei Yang(2)	3,857,662	12.2%

*	Less than one percent.

(1)	Unless otherwise noted, the business address of each of the individuals is c/o Nature’s Miracle Holding Inc., 3281 E. Guasti Road, Suite 175, Ontario, CA 91761.

(2)	The business address of Wei Yang is 5680 Grove Ave, Delta, BC, Canada V4K 2A9.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been our officer or director, or to our knowledge, any of their associates, has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon. None of our directors opposed the actions to be taken by the Company.

ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports and other information with the SEC under the Exchange Act. The SEC maintains an Internet site that contains these reports and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 3281 E. Guasti Road, Suite 175, Ontario, CA 91761.

If multiple shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each shareholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the shareholders of the Company only for information purposes in connection with the Majority Shareholders’ approval of the Approval of November 2024 Underwritten Offering, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors,

/s/ Tie (James) Li
Tie (James) Li Chairman of the Board of Directors
November 15, 2024